EXHIBIT 99.1

FOR IMMEDIATE RELEASE:	March 5, 2009

CONTACT:	Craig Wanichek
Director of Investor Relations
Monaco Coach Corporation
(541) 681-8029
craig.wanichek@monacocoach.com

Monaco Coach Corporation to Reorganize Under Chapter 11 -
Investment Bank Continues Work Toward Potential Transaction

Coburg, OR March 5, 2009-- Monaco Coach Corporation (OTC: MCOA) today announced that it has filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware.  The Company plans to continue operating the business as a debtor-in-possession in preparation for one or more sale transactions involving parts or all of the business. Imperial Capital, LLC, the Company’s lead investment bank, is actively assisting the Company in working toward a transaction that will allow operations to resume.

In conjunction with the filing, Monaco is seeking customary authority from the bankruptcy court that will enable it to continue operating its business and serving its customers in the ordinary course. This includes the authority to make wage and salary payments, continue various benefits for employees and pay post-petition providers of materials and services in the normal course of business.  Monaco is negotiating with its lenders for two debtor-in-possession (DIP) financings to supplement its working capital.  The Company expects continuation of the line of credit on a cash collateral basis prior to the execution of the DIP financing.

Monaco announced on March 2, 2009 that it was terminating the majority of its remaining workforce and continuing to seek additional financing or capital, or a corporate transaction.  Over the past 20 months, the Company has taken aggressive steps to improve the absorption of indirect expenses and to reduce material and labor costs.  Despite these drastic efforts, a variety of factors has combined to prevent the Company from generating the necessary liquidity or obtaining the additional financing to operate outside bankruptcy protection.  The economic climate has deteriorated considerably since the Company entered into its current financing arrangements announced on November 6, 2008, and the national and global credit markets have continued to tighten.

Kay Toolson, Chairman and Chief Executive Officer of Monaco Coach Corporation said, "We have taken intensive measures to overcome our weakened liquidity position.  The decision to restructure the business through a Chapter 11 filing should provide us with the opportunity to strengthen our balance sheet, create a more efficient expense structure and move expeditiously toward a sale of parts or all of the Company.  In the meantime, we are committed to maintaining our dealer and customer relationships which should benefit all parties in the long run.”

"We appreciate the support we have received from our dealers and customers through this extremely difficult period and are hopeful their patience will be rewarded.  With this support, we believe the opportunity exists to leverage our market position, preserve the strength of our brands for our dealers and assure the continuation of the Monaco lifestyle for our customers," continued Toolson.

"We understand how difficult the events of the past several months have been on everyone at the Company, and we recognize the changes personally affect many people.  Further, we understand and deeply regret the effect of the action taken today on vendors and others with whom we have business relationships," concluded Toolson.

Additional Information

Today’s Chapter 11 filing affects all of Monaco’s wholly owned subsidiaries.

Custom Chassis Products, LLC, the Company’s chassis manufacturing joint venture with Navistar, Inc., is not a party to the bankruptcy proceeding.

About Monaco Coach Corporation

Monaco Coach Corporation, a leading national manufacturer of motorized and towable recreational vehicles, is ranked as the number one producer of diesel-powered motorhomes. Dedicated to quality and service, Monaco Coach is a leader in innovative RVs designed to meet the needs of a broad range of customers with varied interests and offers products that appeal to RVers across generations.

Headquartered in Coburg, Oregon, with manufacturing facilities in Oregon and Indiana, the Company offers a variety of RVs, from entry-level priced towables to custom-made luxury models under the Monaco, Holiday Rambler, Safari, Beaver, McKenzie, and R-Vision brand names. The Company operates motorhome-only resorts in California, Florida, Nevada and Michigan.

Forward-Looking Statements

Certain statements above are forward-looking statements subject to various risks and uncertainties that could cause actual results to differ materially from these statements. These forward-looking statements include, without limitation, statements regarding the Company's expectations concerning the bankruptcy process, the continuation of day-to-day operations and payments to vendors and employees in the ordinary course, the ability to arrange DIP financings and the ability to ultimately sell part or all of the Company’s assets or operations.  Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the following: (1) the impact of today's announcement on the Company's operations; (2) the ability of the Company to continue as a going concern and execute a sale of all or a portion of the Company; (3) the ability of the Company to obtain approval of and operate pursuant to the terms of the cash collateral agreement, and operate pursuant to the terms of the DIP facility; (4) the ability of the Company to obtain court approval of its first day papers and other motions in the Chapter 11 proceeding pursued by it from time to time; (5) the ability of the Company to develop, pursue, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; (6) risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; (7) the ability of the Company to obtain and maintain normal terms with vendors and service providers; (8) the ability of the Company to maintain contracts that are critical to its operations; (9) potential adverse developments with respect to the Company's liquidity or results of operations; (10) the ability of the Company to fund and execute its business plan; (11) the ability of the Company to attract, retain and compensate key executives and associates; (12) the ability of the Company to attract and retain dealers and retail customers; (13) any further deterioration in the macroeconomic environment, or consumer confidence and; (14) the ability of dealers to purchase inventory. Please refer to the Company’s SEC reports for additional risks and uncertainties, including but not limited to the most recent 10-Q, the annual report on form 10-K for 2007 and the 2007 Annual Report to shareholders.  The filings can be accessed over the Internet at http://www.sec.gov or http://monaco-online.com.